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                             FOUNDED 1866



                                December 18, 2006


Sentinel Group Funds, Inc.
One National Life Drive
Montpelier, Vermont 05604

Ladies and Gentlemen:

         We have acted as counsel for Sentinel Group Funds, Inc. (the "Corporation") in connection with the proposed (i) transfer of all of the assets of the Synovus Large Cap Core Equity, Synovus Mid Cap Value, Synovus Intermediate-Term Bond and Synovus Georgia Municipal Bond Funds, each a series of The Advisors' Inner Circle Fund (the "Trust") (each a "Reorganizing Fund"), in exchange solely for shares of the Sentinel Common Stock, Sentinel Mid Cap Value, Sentinel Government Securities and Sentinel Georgia Municipal Bond Funds, each of which is or will be a series of the Corporation (collectively the "Surviving Funds" and individually a "Surviving Fund"); and (ii) distribution of the Surviving Fund shares to the shareholders of the corresponding Reorganizing Fund in complete liquidation of the Reorganizing Fund (collectively, the "Reorganization"). This opinion is furnished in connection with the Corporation's Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to shares of common stock, par value $0.01 per share, of each Surviving Fund (the "Shares") to be issued in the Reorganization.

         As counsel for the Corporation in connection with the Reorganization, we are familiar with the proceedings taken by the Corporation and to be taken by the Corporation in connection with the authorization and issuance of the Shares. In addition, we have examined and are familiar with the Charter and By-laws of the Corporation, each as amended and restated as of the date hereof, and such other documents as we have deemed relevant to the matters referred to in this opinion.

         Based upon the foregoing, we are of the opinion that subsequent to (i) the approval by shareholders of each Reorganizing Fund of the Agreement and Plan of Reorganization between the Corporation and The Advisors' Inner Circle Fund (the "Agreement and Plan"), as set forth in the combined Proxy Statement/Prospectus constituting a part of the Registration Statement, and (ii) the filing of Articles Supplementary to the Charter of the Corporation creating the Sentinel Mid Cap Value and Sentinel Georgia Municipal Bond Funds as series of the Corporation, the Shares, upon issuance in the manner referred to in the Agreement and Plan, against payment of the consideration set forth in the Agreement and Plan, will be legally issued, fully paid, and non-assessable shares of common stock of the Corporation.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement.

                                                 Very truly yours,

                                                  /s/ Sidley Austin LLP
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